Issuer Free Writing Prospectus dated September 30, 2025

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to the preliminary prospectus dated September 8, 2025

Registration Statement No. 333-290101

Nasdaq Ticker: UTX

ULTRATREX INC. Leading Provider For Environmental Solutions CORPORATE PRESENTATION SEPTEMBER 2025 Private & Confidential Dredging Solutions | Amphibious Machineries NASDAQ CAPITAL MARKET: UTX

FREE WRITING PROSPECTUS Ultratrex Inc. 1,250,000 Class A Ordinary Shares This free writing prospectus relates to the initial public offering of Class A ordinary shares of Ultratrex Inc . (the “Company”) and should be read together with the preliminary prospectus dated September 8 , 2025 (the “Preliminary Prospectus”) that was included in the Registration Statement on Form F - 1 (File No . 333 - 290101 ), which can be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 2046954 / 000121390025085405 /ea 0222427 - 08 . htm The issuer has filed a registration statement (including a preliminary prospectus) on Form F - 1 (File No . 333 - 290101 ) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Website www . sec . gov . Alternatively, the Company and any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Craft Capital Management LLC via email at info@craftcm . com , by phone at (800) 550 - 8411 .

FORWARD LOOKING STATEMENTS You must read the following disclaimer before continuing . The following disclaimer applies to this Presentation, related materials, and any oral Presentation by Ultratrex Inc . (the “Company” or “ Ultratrex ”) or any person on its behalf, any question and answer session that may follow the oral Presentation, and any material distributed in connection therewith (collectively, the “Presentation”) . In accessing the Presentation, you acknowledge and agree to be bound by the following terms and conditions . This Presentation has been prepared by Ultratrex Inc . solely for informational purposes and is intended only for those persons to whom it is delivered personally by or on behalf of the Company, without regard to the specific investment objectives, financial situation, and particular needs of any person . The information contained herein has not been independently verified . No representations, warranties, or undertakings, express or implied, are made by the Company or any of its affiliates, advisers, or representatives, as to, and no reliance should be placed upon, the accuracy, fairness, completeness, or correctness of the information or opinions presented or contained in this Presentation . By viewing or accessing the information contained in this Presentation, you acknowledge and agree that none of the Company or any of its affiliates, advisers, or representatives accept any responsibility whatsoever (in negligence or otherwise) for any loss arising from any information presented or contained in this Presentation or otherwise arising in connection with the Presentation . The information presented or contained herein is subject to change without notice and its accuracy is not guaranteed . None of the Company or any of its affiliates, advisers, or representatives makes any undertaking to update such information subsequent to the date hereof . This Presentation should not be construed as legal, tax, investment, or other advice . This Presentation contains statements that reflect the Company’s intent, beliefs, or current expectations about the future . These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” or words of similar meaning . These forward - looking statements are not guarantees of future performance and are based on a number of assumptions about the Company’s operations and other factors, many of which are beyond the Company’s control, and accordingly, actual results may differ materially from these forward - looking statements . Caution should be taken with respect to such statements, and you should not place undue reliance on them . The Company or any of its affiliates, advisers, or representatives has no obligation and does not undertake to revise forward - looking statements to reflect newly available information, future events, or circumstances . No representation, warranty, or undertaking is made that any projection, forecast, assumption, or estimate contained in this Presentation should or will be achieved . The Presentation is being accessed by you in an electronic form . You are reminded that any component of the Presentation, including any documents included herein, may be altered or changed during transmission, and consequently none of the Company, its affiliates, advisers, or representatives accept any liability or responsibility in that respect . This Presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or elsewhere . Specifically, these materials do not constitute a “prospectus” within the meaning of the U . S . Securities Act of 1933 , as amended, and the regulations thereunder . This Presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and considerations involved in any investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering . Any decision to purchase securities of the Company in such an offering should be made solely on the basis of the information contained in the prospectus relating to that offering . In evaluating its business, the Company uses or may use certain non - GAAP measures as supplemental measures to review and assess its operating and financial performance . These non - GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating and financial performance, investors should not consider them in isolation or as substitutes for consolidated financial data prepared in accordance with U . S . GAAP . THE INFORMATION CONTAINED IN THIS DOCUMENT IS HIGHLY CONFIDENTIAL AND IS BEING GIVEN SOLELY FOR YOUR INFORMATION AND ONLY FOR YOUR USE IN CONNECTION WITH THIS PRESENTATION . THE INFORMATION CONTAINED HEREIN MAY NOT BE COPIED, REPRODUCED, REDISTRIBUTED, OR OTHERWISE DISCLOSED, IN WHOLE OR IN PART, TO ANY OTHER PERSON IN ANY MANNER . You are responsible for protecting against viruses and other destructive items . Your use of this website and the Presentation is at your own risk, and it is your responsibility to take precautions to ensure that it is free from viruses or other destructive items . Any forwarding, distribution, or reproduction of this Presentation in whole or in part is unauthorized .

THE OFFERING Proposed Trading Symbol : UTX Proposed Exchange : Nasdaq Capital Market Offering Price : $4.00 to $5.00 per Class A Shares Sole Book - Running Manager : Craft Capital Management LLC Transfer Agent : Vstock Transfer, LLC # of Class A Shares Offered : 1,250,000 # of Class A Shares Outstanding Following Offering : 16,250,000 Use of Proceed : 1. Increase our manufacturing capacity and capabilities 2. Market expansion 3. Product diversification and innovation 4. Expand business and operations through acquisitions, joint ventures and/or strategic alliances 5. Working capital

ABOUT THE COMPANY Ultratrex are renowned as one of the leading providers of environmental solutions, specializing in the manufacturing of : Amphibious machineries ; Aquatic weed harvesters ; and Dredgers Ultratrex delivers eco - friendly technologies for habitat protection and urban development . Its amphibious machinery aids in environmental cleanup, water quality improvement, and land reclamation . Through innovative dredging solutions, Ultratrex supports sustainable growth by restoring ecosystems and enabling infrastructure expansion for housing, commerce, and public use .

OUR HISTORY Established initially in 2008 in Malaysia, our Group now operates two manufacturing facilities . One is situated in Johor Bahru, Johor, Malaysia, covering land area of approximately 160 , 000 square feet . The second facility is located in Klaten , Central Java, Indonesia, with a land space of approximately 224 , 000 square feet . Additionally, we maintain a warehousing facility in Kelapa Gading, North Jakarta, Indonesia , spanning approximately 37 , 000 square feet

OUR BUSINESS Ultratrex produces a wide range of amphibious machinery , including excavators, long reach arms, and sectional barges, compatible with major brands from 5 to 50 tons. We also offer aquatic weed harvesters for vegetation control and custom - engineered dredgers that boost efficiency while minimizing environmental impact.

OUR PRODUCTS Dredger Amphibious Machinery Aquatic Weed Harvester

AMPHIBIOUS MACHINERIES Amphibious machinery operates in marshes, swamps, and shallow waters, performing dredging, land reclamation, and restoration . Our equipment supports wetland construction, shoreline management, and industrial tasks like canal clearing, bund building, trenching for oil and gas, and flood recovery — enabling efficient work in challenging aquatic environments .

AQUATIC WEED HARVESTERS Aquatic weed harvesters manage invasive plants like water hyacinth, improving water quality and preventing issues like eutrophication . They enhance navigation, reduce flood risks, and beautify water bodies . Harvested vegetation can be reused for compost, feed, or biofuel, making these machines vital for ecosystem health and sustainable water management .

DREDGERS Ultratrex customizes dredging solutions for diverse environments . Our dredgers maintain waterways by removing sediment, enabling safe navigation and reducing flood risks . They support land reclamation, mining, and environmental restoration by transporting materials and clearing pollutants — enhancing water flow, shoreline stability, and aquatic ecosystem health .

CERTIFICATIONS AND AWARDS: UHMWPE TRACK PLATES Our own designed UHMWPE track plates enhanced the machines performance with : Long lifespan for the track chain drive system due to the flexibility Minimum maintenance of the track plates Lighten and speedup the machine movement on swampy land & water Ultratrex, the only company who warranty the UHMWPE track plates up to 10 , 000 hours against cracks .

CERTIFICATIONS AND AWARDS: LOCAL CONTENT REQUIREMENTS As of 2011 , Indonesia has implemented local content requirements (“ LCRs ”) as part of its efforts to promote : domestic industry growth increase local employment enhance technology transfer within the country These requirements typically apply to various sectors, including manufacturing, energy, infrastructure, and natural resources, among others . Local content requirements mandate that a certain percentage of goods, materials, or services used in projects or production activities must be sourced locally . Typically, local content requirements specify the minimum percentage of components, parts, materials, or value - added activities that must be sourced locally or performed within Indonesia . These requirements may apply to both domestically produced machinery and imported machinery that is assembled or used in Indonesia . Ultratrex Indonesia's diverse range of products proudly holds certification from the Ministry of Industry of the Republic of Indonesia (Kementerian Perindustrian Republik Indonesia), signifying our achievement in meeting LCRs .

MARKET DEMAND Infrastructure and Construction Projects Governments, municipalities, and private companies require these machines for waterway maintenance, flood control, wetland restoration, and other aquatic or marshland developments. Environmental Regulations Compliance with environmental regulations necessitates equipment designed to minimize damage to sensitive ecosystems, making amphibious excavators a preferred choice. Industrial Growth and Urbanization Urban expansion increases the need for amphibious excavators in projects like land reclamation, drainage construction, and waterway maintenance near urbanized areas. Technological Advancements Adoption of advanced technologies, such as telematics, IoT, and automation, to enhance operational efficiency and ensure optimum productivity.

INDUSTRY OVERVIEW: US, EUROPE, ASIA PACIFIC Market Valuation in 2023 Market valuation of Amphibious Excavator. Aquatic Weed Harvester, Dredgers was valued at USD 11,258.1 million for US, Europe, and Asia Pacific Regions Projected Market Growth Expected to grow at a CAGR of 9.3% from 2024 to 2030 Estimated value of USD 20,825.5 million by 2030 Drivers of Demand Expansion of infrastructure projects in coastal and wetland areas Specialized equipment for challenging environments The exploration and extraction of offshore energy resources, such as oil & gas, require dredging operations for seabed preparation, pipeline installation, and offshore platform maintenance. Regional Demand Asia Pacific driven by rapid urbanization Infrastructure development and environmental conservation efforts Dredging is essential for a variety of activities such as port maintenance, land reclamation, coastal protection, and mining, among others.

EXHIBITIONS AND TRADE FAIRS TRADITIONAL SALES DIGITAL MARKETING By participating in such exhibitions, Ultratrex effectively raises brand visibility, enhances market recognition, and establishes robust networks within the region's burgeoning industrial landscape By optimizing website content, metadata, and incorporating relevant keywords, Ultratrex improves the visibility in Search Engine Results Pages (SERPs), increasing the likelihood of attracting qualified leads interested in purchasing or renting our specialized machines Ultratrex's sales personnel play a pivotal role in driving sales growth by employing strategic planning, relationship building, product knowledge, solution - oriented selling, effective communication, continuous training, and performance monitoring . Their efforts contribute to the company's success in expanding its market presence, increasing revenue, and delivering value to customers MARKETING STRATEGIES

We have a long and proven track record We have strong and stable relationships with our suppliers and customers We have an experienced management team We are guided by an experienced management team, led by Mr . Wong Kok Seng, our Executive Director and Chief Executive Officer . Mr . Wong has been instrumental in spearheading the growth of our Group . Our experienced management team also includes our Executive Director and Chairman, Mr . Halim, who brings with him over 16 years of experience in the industry . Since the commencement of our Group’s business over the last 16 years, we have developed strong and stable relationships with our suppliers and customers in the region . We have been supplying our amphibious machinery, aquatic weed harvesters and dredgers to our customers over the last 16 years and have accumulated extensive industry experience . We have a skilled manufacturing team to produce high - quality amphibious machinery, aquatic weed harvesters and dredgers . Our quality control team ensures that each of our product undergoes stringent testing and inspection before delivery to ensure that it meets the highest standards of quality and performance . COMPETITIVE STRENGTHS We have a skilled servicing and maintenance team who respond promptly to customers’ requests We have a strong product development team We have a highly skilled and dedicated product development team that focuses on innovation and providing customized solutions to meet the specific needs of our customers .

• To keep pace with growing customer demand and expectations for high - quality machinery, we are committed to expanding our manufacturing capacity and capabilities . • Our plans include a significant expansion of our facility in Indonesia, as well as upgrades to our Malaysian facility to bring it to state - of - the - art standards, ensuring it meets rigorous quality requirements . Increase our manufacturing capacity and capabilities • To increase our sales and expand our presence in overseas markets such as US, Europe and Asia Pacific, we plan to hire dedicated sales and marketing representatives in these regions . • We also intend to continue to invest in attending key exhibitions and trade fairs where we would have the opportunity to showcase and promote our products to a wider audience . Increase our sales and marketing capabilities • We plan to expand our product portfolio and enhance existing offerings by introducing new, technologically advanced models that address evolving customer needs and industry trends, such as increased efficiency of the machines and higher safety requirements . • We plan to expand our offerings by providing comprehensive weed harvesting and dredging services . Product diversification and innovation • We plan to explore opportunities to collaborate with suitable partners in the industry through strategic alliances, joint ventures, acquisitions and investments . • If a suitable opportunity arises, we may collaborate with the distributors of our suppliers as well as other manufacturers to expand our reach and if we deem such collaborations to be likely to provide us with more business opportunities . Expand business and operations through acquisitions, joint ventures and/or strategic alliances GROWTH STRATEGIES

Trading arm in Indonesia Development & trading arm in Japan Manufacturing arm in Malaysia & Indonesia CORPORATE STRUCTURE

OUR TEAM OF INDUSTRY EXPERTS Mr. Halim Podiono Executive Director, Chairman With 26 over years of experience in apparel and construction equipment industries, holds an MBA in Finance. He led marketing and executive roles in Indonesia, Thailand, and Malaysia, establishing global networks and innovative operations. His strategic leadership and dedication earned industry - wide recognition and sustained business growth. Mr. Wong Kok Seng, Executive Director, Chief Executive Officer Has over 20 years of industry experience. With a background in electrical engineering and leadership roles, he transformed Ultratrex into a global leader in shallow water dredging equipment through strategic vision, operational expertise, and international market expansion. Mr. Taslim Podiono Chief Financial Officer Oversees financial reporting, audits, budgeting, and tax compliance. With extensive experience in finance and leadership roles across Indonesian firms, he drives operational efficiency and strategic growth. Fluent in three languages, he holds degrees in Accountancy and Finance from George Washington University, graduating in 1995 and 1996.